EXHIBIT 99.2

May 9, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY EVALUATING STRATEGIC OPPORTUNITIES

FOR MIDSTREAM NATURAL GAS BUSINESS

HOUSTON (May 9, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it is evaluating strategic opportunities for its Midstream natural gas business and has launched a process to consider alternatives for this unit. The company said that the advantages of any potential strategic transaction could include the following:

•	Competitively position the Midstream business as part of a growth platform;

•	Utilize the company’s advantageous tax asset positions to maximize proceeds to the company; and

•	Independently position Dynegy’s Power Generation business for consolidation and growth opportunities that will deliver greater value to investors.

Dynegy indicated that any taxable gains from a potential divestiture would be offset by the company’s net operating losses, capital loss carry-forwards and tax credits, thereby largely offsetting taxes associated with the gains.

“Now that our self-restructuring plan is completed, after careful consideration we have concluded that there are significant opportunities to unlock value for our investors by exploring potential transactions involving our core businesses,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “We will consider those transactions that will enable us to position our Midstream and Power Generation businesses in their respective sectors, while using our advantageous tax position for the benefit of the company.

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DYNEGY EVALUATING STRATEGIC OPPORTUNITIES

FOR MIDSTREAM NATURAL GAS BUSINESS

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“We believe that the market interest that currently exists in midstream energy assets, coupled with high cyclical commodity prices, have created a unique environment that should provide strong value for our Midstream business and for the company,” Williamson added. “Our Midstream business is uniquely positioned across Texas, Southeast New Mexico and the Gulf Coast as an integrated enterprise engaged in gathering, processing, fractionation and marketing of natural gas and natural gas liquids. Our business would be a strong addition to almost any existing platform or, alternatively, could form the foundation of a new growth initiative in the midstream energy space.

“In addition, a potential transaction involving Midstream would be a highly tax efficient event for Dynegy,” Williamson said. “The proceeds from any transaction would provide opportunities for us to further deleverage our capital structure or position us favorably in a strategic combination or consolidation scenario.”

The company said that such an action could position its Power Generation business with a capital structure approaching 50 percent net debt-to-capital, improving its ability to participate in the expected consolidation of the power sector.

Management emphasized that there is no assurance that Dynegy will enter into a transaction and its board of directors has not committed to a plan to divest the Midstream business. Any transaction involving Dynegy’s Midstream business would be subject to satisfactory completion of due diligence, negotiation and execution of a definitive agreement, setting forth mutually agreeable structure and terms, receipt of board of directors and required regulatory approvals, and other customary conditions.

The company said that it has retained Credit Suisse First Boston in connection with its review of strategic alternatives for the Midstream business.

Dynegy provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, Power Generation and Midstream, the company owns and operates a diverse portfolio of assets, including power plants totaling

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DYNEGY EVALUATING STRATEGIC OPPORTUNITIES

FOR MIDSTREAM NATURAL GAS BUSINESS

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more than 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the possibility of a strategic transaction involving Dynegy’s Midstream natural gas business and the tax effects and capital structure impact of any such transaction. Dynegy’s cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the satisfactory completion of due diligence, the ability to reach mutual agreement on structure and terms that will achieve tax and capital structure objectives, the ability to negotiate and execute definitive transaction agreements, the receipt of board of directors and required regulatory approvals and the satisfaction of other conditions precedent to the consummation of any such strategic transaction. There can be no assurance that such conditions will be satisfied or that any such strategic transaction will be agreed to or consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov. DYNM

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